Exhibit 99.1

China Integrated Energy Reports Second Quarter 2010
Financial Results; Increases Full-Year 2010 Revenue and Net
Income Guidance

■	Q2 2010 sales increase 60.1% to $104.4 million, net income increases 51.8% to $13.4 million with EPS of $0.30

■	Gross margins up 270 basis points from the 1Q10 and 40 basis points year-over-year

■	Company increased full-year 2010 revenue and net income guidance to at least $425 million and $52.0 million, respectively.

■	Management to host earnings conference call on August 5, 2010 at 10:00am ET

XI'AN, China, August 5 -- China Integrated Energy, Inc. (Nasdaq:CBEH), a leading non-state-owned integrated energy company in China, today announced its financial results for the second quarter of 2010.

SUMMARY FINANCIALS

Second Quarter 2010 Results
	Q2 2010	Q2 2009	CHANGE
Sales	$104.4 million	$65.2 million	+60.1%
Gross Profit	$15.5 million	$9.5 million	+63.2%
Net Income	$13.4 million	$8.8 million	+52.3%
EPS (Diluted)	$0.30	$0.25	+20.0%

Six Months 2010 Results
	1H 2010	1H 2009	CHANGE
Sales	$213.8 million	$123.9 million	+72.6%
Gross Profit	$28.8 million	$17.2 million	+67.4%
Net Income	$24.8 million	$16.0 million	+54.5%
EPS (Diluted)	$0.57	$0.46	+23.9%

Second Quarter of 2010 Financial Results

Sales - Sales for the second quarter of 2010 were $104.4 million compared to $65.2 million in the second quarter of 2009, an increase of 60.1%. The increase was mainly due to strong market demand for finished oil and heavy oil products, and sales growth generated by the Company’s retail gas stations as a result of the addition of 5 new fully operational gas stations compared to the same period of 2009.  China Integrated Energy also reports revenue in its three business segments -- Wholesale Distribution of Finished Oil and Heavy Oil Products, Production and Sale of Biodiesel, and Operation of Retail Gas Stations, as follows:

Second Quarter 2010 Revenue Breakdown
	Q2 2010	Q2 2009	CHANGE
Distribution of Finished Oil and Heavy Oil Products % of Sales	$63.9 million 61.2%	$45.4 million 69.7%	+40.7%
Production and Sale of Bio-Diesel % of Sales	$18.5 million 17.7%	$11.8 million 18.0%	+56.8%
Operation of Retail Gas Stations % of Sales	$22.0 million 21.1%	$8.0 million 12.3%	+175.0%
Total Sales	$104.4 million	$ 65.2 million	+60.1%

Sales volume of wholesale distribution products for the second quarter 2010 totaled 80,700 tons, an increase of 15.6% from the same period in 2009, which was driven by an increase in sales to existing customers and new customer additions. Average selling prices for wholesale distribution increased by approximately 21.1% from the same quarter in 2009. Sales volume of biodiesel for the second quarter of 2010 totaled 22,500 tons, an increase of 29.3% compared to the same period of 2009 and a sequential increase of 22.5% from the first quarter 2010. The average selling price of biodiesel increased approximately 21.3% from the same period in 2009, which was in line with the price of diesel. Second quarter sales volume for retail gas stations was 22,200 tons, an increase of 105.6% from the same period in 2009, and was driven by an increase in the number of gas stations and sales volume increase per gas station. There were 12 gas stations in operation during the second quarter of 2010, compared to seven during the same period of 2009, while the average selling price at the retail gas stations increased by approximately 21.7% from the same period in 2009.

“We are extremely pleased with the positive operating results generated in each of our operating segments during the second quarter,” stated Mr. Gao Xincheng, Chief Executive Officer of China Integrated Energy. “The broad-based growth in sales and margin improvements for each of the Company’s  complementary business segments, we believe is a testament to our vertically integrated business model. The Company's biodiesel sales increased 56.8% for the second quarter of 2010, compared to the second quarter of 2009, driven by growth in both volume and pricing. Wholesale distribution sales increased 40.7% year-over-year due to higher demand from existing customers, growth in new distributors and higher oil prices. Retail gas station sales increased 175.0% due to increased consumer demand, the addition of five stations and higher retail gasoline and diesel prices.”

Cost of Sales - Cost of sales for the second quarter of 2010 increased 59.3% to approximately $88.9 million compared to approximately $55.8 million reported in the second quarter of 2009. Cost of sales as a percentage of sales was approximately 85.1% for the second quarter of 2010 and 85.5% for the same period of 2009. The decrease as a percentage of sales was due to a change in the mix of product sales.

Gross Profit and Gross Margin - Gross profit was approximately $15.5 million for the second quarter of 2010 as compared to approximately $9.5 million for the same period of 2009, representing gross margins of approximately 14.9% and 14.5%, respectively. During the second quarter of 2010, the gross profit margin for wholesale distribution of finished oil and heavy oil products was approximately 11.2%, production and production and sale of biodiesel was approximately 30.1%, and operation of retail gas stations was approximately 12.9%, versus 11.5%, 29.4%, and 10.4%, respectively, compared to the same period of 2009.

Operating Expenses - Selling, general and administrative expenses for the second quarter of 2010 were approximately $2.0 million compared to $0.6 million for the same period in 2009, an increase of 233.3%.  The increase is a result of employee stock option expense, higher professional fees related to the ongoing Sarbanes Oxley compliance implementation and financial advisory services. Total operating expenses as a percentage of sales for the second quarter of 2010 and 2009 were 1.9% and 0.9%, respectively. During the second quarter of 2010 the Company realized a $1.2 million expense for stock-based compensation.

Net Income – For the quarter ended June 30, 2010, net income was $13.4 million as compared to $8.8 million in the same period of 2009, an increase of $4.6 million, or 52.3%. This increase was attributable to economies of scale combined with rapid growth in revenue from wholesale distribution of finished oil and heavy oil products and from the operation of retail gas stations segments. Earnings per share in the second quarter of 2010 were $0.30 as compared to $0.25 in the second quarter of 2009, based on 43.9 million and 34.6 million diluted weighted average shares outstanding, respectively.

Six Months 2010 Financial Results

Sales - Sales for the first six months of 2010 were $213.9 million compared to $123.9 million in the same period in 2009, an increase of $89.9 million, or 72.6%, and was mainly driven by growth in all business segments. The Company continues to expand into new sales channels and territories while increasing sales to its existing customers.

Six Months 2010 Revenue Breakdown
	1H 2010	1H 2009	CHANGE
Distribution of Finished Oil and Heavy Oil Products % of Sales	$140.5 million 65.7%	$82.6 million 66.7%	+70.1%
Production and Sale of Bio-Diesel % of Sales	$33.4 million 15.6%	$25.2 million 20.3%	+32.5%
Operation of Retail Gas Stations % of Sales	$39.9 million 18.7%	$16.1 million 13.0%	+147.5%
Total Sales	$213.8 million	$123.9 million	+72.6%

Cost of Sales - Cost of sales for the six months ended June 30, 2010 was approximately $185.0 million compared to $106.8 million in the same period of 2009, an increase of $78.2 million, or 73.3%.

Gross Profit and Gross Margin - Gross profit was $28.8 million for the six months ended June 30, 2010 as compared to approximately $17.2 million for the same period in 2009, representing gross margins of approximately 13.5% and 13.8%, respectively.

Operating Expenses - Selling, general and administrative expenses for the six months ended June 30, 2010 were $3.9 million compared to $1.2 million for the same period in 2009, an increase of $2.7 million or 231.8%.  During the six months of 2010 the Company realized a $2.3 million expense for stock-based compensation, with an immaterial amount of such expense in the same period a year ago. Total operating expenses as a percentage of sales was 1.8% and 0.9% for the six months ended June 30, 2010 and 2009, respectively.

Net Income – Net income for the six months ended June 30, 2010 was $24.8 million compared to $16.0 million in the same period in 2009, an increase of $8.8 million or 54.5%.  Earnings per share for the first six months of 2010 was $0.57 as compared to $0.46 in the same period last year, based on 43.2 million and 34.6 million diluted weighted average shares outstanding, respectively.

Liquidity and Capital Resources

Cash and cash equivalents were $58.7 million as of June 30, 2010 versus $62.4 million as of December 31, 2009. Working capital equaled $125.0 million at June 30, 2010, compared to $121.1 million at December 31, 2009. The current ratio was 19.5-to-1 at June 30, 2010, compared to 12.8-to-1 at the December 31, 2009. Inventories were $24.8 million and the accounts receivable balance was $7.8 million on June 30, 2010, compared to $20.9 million and $3.1 million on December 31, 2009, respectively. Net cash provided by operations was $6.8 million in the first six months of 2010.

The company made $10.8 million in capital expenditures for the first six months of 2010 for construction of the new 50,000-ton biodiesel production plant and acquisition of a gas station.

Financial Outlook for 2010

For the full year ending December 31, 2010, management now expects revenues of $425 million to $430 million, and net income of $52.0 million to $52.5 million, representing an increase of 46.8% to 48.5% and 37.2% to 38.5% respectively from 2009. Guidance includes an additional 50,000 tons of annual biodiesel manufacturing capacity expected to come online during the fourth quarter of 2010 and the lease of three additional retail gas stations. Management reserves the right to revise guidance in the future.

Oil Pricing Update

In the first quarter of 2010, the average sales price for China Integrated Energy’s oil products, which include gasoline, diesel and heavy oil was $846 per ton (equivalent to approximately $2.48 per gallon of gasoline and $2.80 per gallon of petro-diesel), compared to an average price of $832 per ton (equivalent to approximately $2.44 per gallon of gasoline and $2.67 per gallon of petro-diesel), during the fourth quarter of 2009.  The global crude oil price had been stable from November 2009 to March 2010.

On April 14, 2010, NDRC subsequently increased the prices of gasoline and diesel by $46.9 per ton or 4.5% and $46.9 per ton or 5.0%, respectively, when global crude oil price reached $87 per barrel.

On June 1, 2010, NDRC subsequently decreased the prices of gasoline and diesel by $33.7 per ton or 3.1% and $32.2 per ton or 3.2%, respectively, when global crude oil price declined to $74 per barrel.

Business Outlook for 2010

The foundation of China Integrated Energy's future growth strategy includes expanding and diversifying the Company’s base of customers and suppliers for finished oil and heavy oil products , expanding its wholesale and retail distribution network through organic growth and potential acquisitions, while further increasing and enhancing its higher margin biodiesel production capacity.

The Company plans to expand its current biodiesel production capacity of 100,000 tons to 200,000 tons by bringing a new 50,000 ton biodiesel production facility in Tongchuan City online by the end of third quarter and completing an acquisition for 50,000 tons of biodiesel production capacity, which is anticipated to close before or on September 30, 2010. The Company anticipates spending approximately $31.5 million in capital expenditures to accomplish this goal. China Integrated Energy has secured adequate raw materials to accommodate this new capacity, including new feedstocks, and will continue to work towards securing more long-term sources of raw materials.

"We are witnessing the benefits of our strategic growth strategy gain momentum. Our wholesale distribution business continues to benefit from higher demand for all types of oil. By steadily growing sales from existing customers and expanding our distribution network beyond the geographic footprint which encompasses more than 640 million people we reach today, we are poised to gain additional market share. We are currently operating at full capacity with our current 100,000-ton biodiesel production plant and expect to drive incremental growth by adding 100,000 tons of capacity  for this high margin, high return business. We will leverage our proprietary biodiesel manufacturing process and new technologies to further improve operating efficiencies and drive margins higher. Our retail gas stations, which historically have benefited from higher retail gas prices set by the NDRC, will maintain a structural cost advantage to our competitors, regardless of where prices are in the future. In conclusion, we are very confident in our ability to successfully execute our growth plan in the short and long term.”

Conference Call Information

The conference call will take place at 10:00 a.m. EDT on Thursday, August 5, 2010. Interested participants should call 1-877-941-8410 when calling within the United States or 1-480-629-9803 when calling internationally (pass code 4339536).

A playback will be available through August 12, 2010. To listen, please call 1-877-870-5176 within the United States or 1-858-384-5517 when calling internationally. Utilize the pass code 4339536 for the replay.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on this link: http://viavid.net/dce.aspx?sid=000078D8 , or visiting http://www.viavid.net , where the webcast can be accessed through August 12, 2010. In addition, a replay will be archived on the investor relations section of the company's website at http://www.chinaintegratedenergy.com.

About China Integrated Energy, Inc.

China Integrated Energy, Inc. is a leading non-state-owned integrated energy company in China engaged in three business segments: the production and sale of biodiesel, the wholesale distribution of finished oil and heavy oil products, and the operation of retail gas stations. The Company operates a 100,000-ton biodiesel production plant with an additional 50,000-ton biodiesel production plant under construction. The Company utilizes an extensive distribution network to distribute traditional petroleum products, and operates twelve retail gas stations in China. For additional information on the Company please visit http://www.chinaintegratedenergy.com.

An online investor kit including a company presentation, press releases, current price quotes, stock charts and other valuable information for investors is available at http://www.chinaintegratedenergy.com . To subscribe to future releases via e-mail alert, visit http://www.chinaintegratedenergy.com/alerts.

Safe Harbor Statement

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar statements. For example, statements about the future use of the proceeds are forward looking and subject to risks. China Integrated Energy, Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission on forms 10-K, 10-Q and 8-K, in its annual report to shareholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, risks outlined in the Company's filings with the U.S. Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

    For more information, please contact:

    Company
     Susan Zhou
     Vice President, Investor Relations
     Tel:   +1-305-393-5536
     Email: susan.zhou@cbeh.net.cn
     Web:   http://www.chinaintegratedenergy.com

    HC International, Inc.
     Ted Haberfield, Executive VP
     Tel:   +1-760-755-2716
     Email: thaberfield@hcinternational.net
     Web:   http://www.hcinternational.net

-- FINANCIAL TABLES –

CHINA INTEGRATED ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$58,733,880	$62,415,443
Accounts receivable	7,837,740	3,099,587
Other receivables and deposits	2,826,031	7,231,586
Prepaid expenses	4,111,817	3,145,502
Advance to suppliers	33,401,720	34,544,100
Inventories, net	24,791,994	20,954,851

Total current assets	131,703,182	131,391,069

Prepaid rents	30,178,918	24,620,685

Property, plant and equipment, at cost	10,203,460	10,017,987
Construction in progress	8,379,169	-
Less accumulated depreciation	(2,676,837)	(2,456,080)
Property, plant and equipment , net	15,905,792	7,561,907

Intangible asset, net	10,427,760	-

Total noncurrent assets	56,512,470	32,182,592

TOTAL ASSETS	$188,215,652	$163,573,661

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Advance from customers	$253,631	$1,903,124
Taxes payable	1,163,651	1,242,931
Other payables and accruals	899,728	2,700,988
Loans payable	4,423,800	4,395,025

Total current liabilities	6,740,810	10,242,068

STOCKHOLDERS' EQUITY
Preferred stock, $.001 par value; authorized shares
10,000,000; issued and ourstanding 2,594,753 and
3,115,753 shares at June 30, 2010 and December 31 2009, respectively	2,594	3,115
Common stock, $.0001 par value; authorized shares
79,000,000; issued and outstanding 33,829,091 and
33,269,091 shares at June 30, 2010 and December 31, 2009, respectively	3,382	3,326
Additional paid in capital	78,143,607	75,858,994
Statutory reserve	4,920,114	4,920,114
Accumulated other comprehensive income	6,573,577	5,473,420
Retained earnings	91,831,568	67,072,624

Total stockholders' equity	181,474,842	153,331,593

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$188,215,652	$163,573,661

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME

(Unaudited)	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2010	2009	2010	2009

Sales	$104,423,890	$65,244,239	$213,839,940	$123,902,907

Cost of goods sold	88,884,791	55,768,322	185,005,698	106,750,036

Gross profit	15,539,099	9,475,917	28,834,242	17,152,871

Selling, general and administrative expenses	2,028,262	610,726	3,871,718	1,166,575

Income from operations	13,510,837	8,865,191	24,962,524	15,986,296

Non-operating income (expenses)
Interest expenses	(46,933)	(35,662)	(97,718)	(69,180)
Subsidy income	-	-	-	116,964
Other expense	(64,734)	(2,796)	(105,862)	(6,094)

Total non-operating income (expenses)	(111,667)	(38,458)	(203,580)	41,690

Net income	13,399,170	8,826,733	24,758,944	16,027,986

Other comprehensive item
Foreign currency translation gain (Loss)	1,020,274	36,710	1,100,157	(14,074)

Comprehensive Income	$14,419,444	$8,863,443	$25,859,101	$16,013,912

Basic and diluted weighted average shares outstanding
Basic	33,710,190	27,169,091	33,515,721	27,169,091
Diluted	43,956,280	34,635,447	43,245,677	34,629,111

Basic and diluted net earnings per share available to common stockholders
Basic	$0.40	$0.32	$0.74	$0.59
Diluted	$0.30	$0.25	$0.57	$0.46

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)	For The Six Months Ended June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$24,758,944	$16,027,986
Adjustments to reconcile net income to net cash
provided by operating activities:
Loss on disposal of property and equipment	22,676	-
Depreciation and amortization	642,344	589,927
Stock based compensation	2,284,148	131,533
(Increase) decrease in current assets:
Accounts receivable	(4,686,692)	1,885,008
Other receivables, deposits and prepaid expenses	(9,875,036)	1,784,914
Advance to suppliers	1,366,467	1,039,421
Inventories	(3,676,447)	1,342,443
Increase (decrease) in current liabilities:
Accounts payable	-	(1,463)
Advance from customers	(1,654,006)	(1,904,172)
Taxes payable	(86,709)	46,183
Other payables and accrued expenses	(2,305,317)	(2,231,051)

Net cash provided by operating activities	6,790,372	18,710,729

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(10,797)	(91,176)
Business acquisition	(2,490,040)	-
Construction in progress	(8,323,361)	-

Net cash used in investing activities	(10,824,198)	(91,176)

CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash released	-	797,993
Repayment of auto loans long term notes payable	-	(29,255)

Net cash provided by financing activities	-	768,738

EFFECT OF EXCHANGE RATE CHANGE ON CASH AND CASH EQUIVALENTS	352,263	20,044

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,681,563)	19,408,335

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	62,415,443	23,119,028

CASH AND CASH EQUIVALENTS, END OF PERIOD	$58,733,880	$42,527,363

Supplemental Cash flow data:
Income tax paid	$-	$-
Interest paid	$112,554	$77,344
Non-cash activities:
Conversion of preferred stock to common stock	$61	$-